                                                                    EXHIBIT 11



                               STOKELY USA, INC.

              SCHEDULE OF COMPUTATION OF EARNINGS (LOSS) PER SHARE


                                                                                                THREE MONTHS ENDED
                                              FISCAL YEARS ENDED MARCH 31,                           JUNE 30,
                                   --------------------------------------------------------    ----------------------
                                     1990       1991        1992        1993          1994        1993          1994
                                     ----       ----        ----        ----          ----        ----          ----
                                                  (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
Net earnings(loss)  . . . . .     $17,735      $3,816     ($9,902)    ($31,127)     ($2,215)     ($5,385)         $407

Weighted average number of
 common shares outstanding
 during the period  . . . . .   8,260,287   8,287,131   8,288,255    8,301,591    8,319,649    8,301,591     8,324,645

Earnings(loss) per share  . .       $2.15       $0.46      ($1.19)      ($3.75)      ($0.27)      ($0.65)        $0.05